CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Yield Optimization Notes with Contingent Protection Linked to the Common Stock of Alcoa Inc.	$9,055,476	$278.00
Yield Optimization Notes with Contingent Protection Linked to the Common Stock of American Express Co.	$5,639,529	$173.13
Yield Optimization Notes with Contingent Protection Linked to the Common Stock of Boeing Co.	$3,351,865	$102.90
Yield Optimization Notes with Contingent Protection Linked to the Common Stock of Target Corp.	$4,478,066	$137.48

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-132747

PRICING SUPPLEMENT (To Prospectus dated March 27, 2006 and Prospectus Supplement dated June 27, 2006)

Yield Optimization Notes with Contingent Protection

Enhanced Income Strategies for Equity Investors

UBS AG $9,055,476 Notes linked to the common stock of Alcoa Inc. due on November 28, 2008
UBS AG $5,639,529 Notes linked to the common stock of American Express Co. due on November 28, 2008
UBS AG $3,351,865 Notes linked to the common stock of Boeing Co. due on November 28, 2008
UBS AG $4,478,066 Notes linked to the common stock of Target Corp. due on November 28, 2008

Investment Description

Yield Optimization Notes with Contingent Protection (the ”Notes”) are notes issued by UBS AG (”UBS”) linked to the performance of the common stock of a specific underlying company (the ”underlying stock”). The Notes pay an enhanced coupon and provide either a return of principal or shares of the applicable underlying stock at maturity. The enhanced coupon is designed to compensate you for the risk that you may receive a share of the underlying stock at maturity for each Note held that is worth less than your principal. At maturity, you will receive one share of the underlying stock for each of your Notes if the closing price of the underlying stock falls below the specified trigger price on any trading day during the observation period. Otherwise, you will receive your principal in cash. We will make coupon payments during the term of the Notes regardless of the performance of the underlying stock. Investing in the Notes involves significant risks. You may lose some or all of your principal.

Features
☐	Enhanced coupon payments are made regardless of the performance of the underlying stock and are designed to compensate you for the fact that the Notes are not fully principal protected and that you could lose some or all of your principal.
☐	Contingent protection feature protects your principal only if the closing price of the underlying stock never falls below the specified trigger price during the observation period and you hold the Notes to maturity:
♦	If the closing price of the underlying stock never falls below the trigger price, at maturity you will receive a cash payment equal to your principal amount. You will not participate in any appreciation of the underlying stock at maturity.
♦	If the closing price of the underlying stock falls below the trigger price on any trading day during the observation period, at maturity you will receive one share of the underlying stock for each of your Notes. If you receive shares of the underlying stock at maturity, they may be worth less (or more) than your principal or may be worthless.

Key Dates

Trade Date	November 26, 2007
Settlement Date	November 30, 2007
Coupon Payment Dates	February 29, 2008, May 30, 2008 August 29, 2008, November 28, 2008
Final Valuation Date	November 24, 2008
Maturity Date	November 28, 2008
Note Offerings

These terms relate to four separate Notes we are offering. Each of the four Notes is linked to the common stock of a different underlying company with a different coupon rate. The performance of each Note will not depend on the performance of any other Note.

Underlying Stocks	Coupon per annum*	Initial Price	Trigger Price	CUSIP	ISIN
Common stock of Alcoa Inc.	14.03%	$34.88	$26.16	902623677	US9026236771
Common stock of American Express Co.	12.69%	$53.54	$40.16	902623685	US9026236854
Common stock of Boeing Co.	10.70%	$90.07	$67.55	902623669	US9026236698
Common stock of Target Corp.	13.20%	$55.22	$41.42	902623693	US9026236938
*	Paid quarterly in arrears in four equal installments.

See “Additional Information about UBS and the Notes” on page 2. Each Note we are offering will have the terms set forth in the product supplement relating to the Notes, the accompanying prospectus and this pricing supplement. See “Key Risks” on page 6 and the more detailed “Risk Factors” beginning on page PS-10 of the product supplement relating to the Notes for risks related to an investment in the Notes. Your Note does not guarantee any return of principal at maturity. At maturity, if you receive shares of the underlying stock, they may be worth less (or more) than your principal or may be worthless.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities of UBS AG and are not FDIC insured.

Offering of Notes	Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security*	Total	Per Security	Total	Per Security**
Alcoa Inc. Per Note	9,055,476	$34.88	$181,109.52	2.00%	$8,874,366.32	$34.18
American Express Co. Per Note	5,639,529	$53.54	$112,790.58	2.00%	$5,526,738.24	$52.47
Boeing Co. Per Note	3,351,865	$90.07	$67,037.30	2.00%	$3,284,827.68	$88.27
Target Corp. Per Note	4,478,066	55.22	$89,561.32	2.00%	$4,388,504.58	$54.12
*	Dollar value is equal to 100% of the initial price.
**	Dollar value is equal to 98% of the initial price, which reflects the deduction of the total underwriting discount from the price to public.

UBS Investment Bank	UBS Financial Services Inc.

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the Notes, which we refer to as the “Yield Optimization Notes with Contingent Protection product supplement” or the “YONCP product supplement”) with the Securities and Exchange Commission, or SEC, for the offerings to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-657-9836.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	YONCP product supplement dated June 27, 2007:

http://www.sec.gov/Archives/edgar/data/1114446/000139340107000027/v079440_424b2.htm

♦	Prospectus dated March 27, 2006:

http://www.sec.gov/Archives/edgar/data/1114446/000095012306003728/y17280ae424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Yield Optimization Notes with Contingent Protection” or the “Notes” refer to four different Notes that are offered hereby. Also, references to the “YONCP product supplement” mean the UBS product supplement, dated June 27, 2007, relating to the Notes generally, and references to “accompanying prospectus” mean the UBS prospectus, dated March 27, 2006.

Common Terms for Each Offering of the Notes

Issuer	UBS AG, Jersey Branch
Principal Amount per Note	Equal to the initial price (as defined below) of the applicable underlying stock
Term	1 Year
Coupon Payment	Coupon payment paid quarterly in arrears, regardless of the performance of the underlying stock
Payment at Maturity (per Note)

➢

If the closing price of the applicable underlying stock never falls below the trigger price on any trading day during the observation period, at maturity we will pay you an amount in cash equal to your principal amount.

➢

If the closing price of the applicable underlying stock falls below the trigger price on any trading day during the observation period, at maturity we will deliver to you one share of the applicable underlying stock for each Note you own.

Each Note is not fully principal protected. The shares you may receive at maturity could be worth less than your principal or may be worthless.
Closing Price	On any trading day, the last reported sale price of the applicable underlying stock on the principal national securities exchange on which it is listed for trading
Initial Price	The closing price of the applicable underlying stock on the trade date
Trigger Price	75% of the initial price
Observation Period	The period starting on, and including, the trade date and ending on, and including, the final valuation date

Determining Payment at Maturity for Each Offering of the Notes

You will receive one share of the applicable underlying stock for each Note you own.

♦	If the market price of the underlying stock on the maturity date is less than the initial price, the shares you receive at maturity will be worth less than the principal amount of your Notes.
♦	If the market price of the underlying stock on the maturity date is greater than the initial price, the shares you receive at maturity will be worth more than the principal amount of your Notes.

Your Notes are not fully principal protected. The shares you may receive at maturity could be worth less than your principal or may be worthless.

Investor Suitability

The securities may be suitable for you if:

♦	You have a moderate to high risk tolerance.
♦	You are willing to receive shares of the applicable underlying stock at maturity that may be worth less than your principal or may be worthless.
♦	You believe the market price of the applicable underlying stock is not likely to appreciate by more than the value of the coupons paid on the Notes.
♦	You believe the closing price of the applicable underlying stock is not likely to fall below the trigger price at any time during the observation period.
♦	You are willing to make an investment that will be exposed to the same downside price risk as an investment in the applicable underlying stock.
♦	You are willing to accept the risk of fluctuations in the market price of the applicable underlying stock.
♦	You are willing to invest in the applicable Note based on the stated coupon.
♦	You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

The securities may not be suitable for you if:

♦	You seek an investment that is 100% principal protected.
♦	You are not willing to receive shares of the applicable underlying stock at maturity.
♦	You believe the market price of the applicable underlying stock is likely to appreciate by more than the value of the coupons paid on the Notes.
♦	You believe the closing price of the applicable underlying stock is likely to fall below the trigger price during the observation period.
♦	You are not willing to accept the risks of owning equities in general and the applicable underlying stock in particular.
♦	You prefer lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.
♦	You are unable or unwilling to hold the Notes to maturity.
♦	You seek an investment for which there will be an active secondary market.

What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of an investment in the Notes are uncertain, and there is no direct legal authority as to the proper tax treatment of the Notes. Pursuant to the terms of the Notes and subject to the discussion in the YONCP product supplement under “Supplemental U.S. Tax Considerations,” we and, by purchasing the Notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat a Note for all U.S. federal income tax purposes as a unit consisting of (1) an option written by you to us (the “option”) to enter into a forward contract to acquire the applicable underlying stock (the “forward contract”) that is secured by (2) a debt instrument with a principal amount equal to the principal amount of the Note (the “debt instrument”). The option will be deemed to have been exercised if the closing price of the applicable underlying stock falls below the trigger price on any trading day during the observation period. Under this treatment, the coupon payments on the Notes will be treated in part as payments of interest on the debt instrument and in part as payments on the option (the “option premium”). The terms of your Notes will require you and us (i) to treat the debt instrument as providing for interest payments and the option as providing for option premium, in each case payable quarterly at percentages as set forth in this pricing supplement, based on our comparable cost of borrowing (in the case of the debt instrument) and the amount by which the Coupon per annum exceeds our comparable cost of borrowing (in the case of the option premium), and (ii) if you are purchasing the Notes in the initial issuance at their “issue price,” to treat 100% of your purchase price for the Notes as allocated to the debt instrument.

Offerings	Coupon per Annum	Debt Instrument Interest Rate per Annum	Option Premium per Annum
Alcoa Linked Notes	14.03%	4.24%	9.79%
American Express Linked Notes	12.69%	4.24%	8.45%
Boeing Linked Notes	10.70%	4.24%	6.46%
Target Linked Notes	13.20%	4.24%	8.96%

Summary of Tax Consequences Described in YONCP Product Supplement. Assuming the tax treatment described above is respected, the tax consequences to a U.S. holder and a non-U.S. holder (each as defined in the YONCP product supplement) are described in the sections of the YONCP product supplement entitled “Supplemental U.S. Tax Considerations—Tax Consequences to U.S. Holders—Notes with a Term of More Than One Year” and “Supplemental U.S. Tax Considerations—Tax Consequences to Non-U.S. Holders,” respectively. Briefly, as described therein, the portion of the coupon payments treated as interest on the debt instrument generally will be ordinary interest income when accrued or received, in accordance with your regular method of accounting. The portion treated as option premium will not be included in income until the sale, exchange or retirement (including at maturity) of your Notes. At maturity, if you receive cash equal to your principal amount (plus the final coupon), the aggregate amount of option premium will be treated as a short-term capital gain. If you receive the applicable underlying stock, you will not recognize gain or loss with respect to your receipt of the stock (although you will recognize capital gain or loss with respect to any cash received in lieu of fractional shares), and your basis in the stock will be the principal amount of your Notes, reduced by the aggregate amount of option premium received.

If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Notes, the timing and/or character of income on the Notes might differ materially. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or the courts will agree with the tax treatment described herein.

Tax Consequences to Secondary Purchasers of Notes. If you are a secondary purchaser of your Notes (i.e., you do not purchase your Notes in the initial offering at the “issue price”), except as set forth below, the tax consequences to you of an investment in the Notes will be the same as the tax consequences summarized above and described in the YONCP product supplement. However, the rules discussed below are technical and complex, and you should consult your tax advisor regarding the determination and reporting of income, gain or loss with respect to the debt instrument and the option or forward contract, as applicable.

If you are a secondary purchaser of the Notes, you will be required to allocate your purchase price for your Notes between the debt instrument and the option or forward contract based on the respective fair market values of each on the date of purchase. Under this allocation, the option or forward contract, as applicable, may have a negative value (i.e., you may be deemed to have received a payment for your entry into the option or forward contract). In this case, the amount allocated to the debt instrument would exceed your total purchase price for the Notes.

Treatment of the debt instrument. If you allocate an amount to the debt instrument that is greater than the “issue price” of the Notes, that excess will be treated as amortizable bond premium. If you allocate an amount to the debt instrument that is less than the “issue price” of the Notes, the excess of the “issue price” over the amount you allocated to the debt instrument will be treated as market discount, unless that excess is less than a specified de minimis amount.

A U.S. Holder generally may elect to amortize any bond premium on the debt instrument, using a constant-yield method, over the remaining term of the Notes and generally may use the amortizable bond premium allocable to an accrual period to offset amounts treated as interest for that accrual period. If you elect to amortize bond premium, the election would apply to all taxable debt obligations then owned or thereafter acquired by you, unless you revoke this election with the consent of the IRS.

If you are a cash-method U.S. Holder, you may elect to include in income any market discount currently as it accrues (on a straight-line basis, unless you elect a constant-yield method of accrual). If you do not accrue any market discount currently, you may be required to defer deductions for interest paid or accrued with respect to indebtedness incurred to purchase or carry your Notes.

At maturity, regardless of whether you receive a cash payment of the principal amount of the Notes (plus the final coupon payment) or shares of the applicable underlying stock, you will be required to recognize gain or loss equal to the difference between the principal amount of the debt instrument and your adjusted basis in the debt instrument. Your adjusted basis in the debt instrument will equal the portion of your purchase price in the Notes that is allocated to the debt instrument, as discussed above, plus any market discount previously included in income, minus any bond premium previously amortized. Any gain will be treated as ordinary income to the extent of any accrued market discount not already included in income.

Upon the sale, exchange or retirement of the Notes prior to their maturity, you will be required to allocate the amount you receive between the debt instrument and the option based on the respective fair market values of each on that date, and you will recognize gain or loss on the debt instrument in an amount equal to the difference between the amount of proceeds allocated to the debt instrument and your adjusted basis in the debt instrument (calculated as described in the preceding paragraph). Any gain will be ordinary income to the extent of accrued market discount not previously included in income, and capital gain thereafter.

Treatment of the option or forward contract, as applicable. The portion, if any, of your purchase price that is allocated to the option or forward contract, as applicable, should reduce the amount of gain or increase the amount of loss you recognize with respect to the option or forward contract and should increase your adjusted basis in any underlying stock you receive upon settlement of the forward contract. If you are deemed to receive an amount for entry into the option or forward contract (i.e., because at the time of your purchase of the Notes the option or forward contract has a negative value to you), this amount should be treated for tax purposes as increasing any gain or reducing any loss on the option or forward contract upon the sale, exchange or retirement of the Notes, or reducing the basis of any underlying stock you receive upon settlement of the forward contract.

You are urged to consult your tax advisor concerning the U.S. federal income tax consequences of owning and disposing of the Notes, as well as any consequences under the laws of any state, local or non-U.S. taxing jurisdiction.

Key Risks

An investment in any offering of the Notes involves significant risks. Some of the risks that apply to each offering of the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the YONCP product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of Loss of Contingent Protection — Your principal will be protected only if the closing price of the applicable underlying stock never falls below the trigger price on any trading day during the observation period and the Notes are held to maturity. If the closing price of the applicable underlying stock falls below the trigger price on any trading day during the observation period, the contingent protection feature will be eliminated and you will be fully exposed at maturity to any decline in the market price of the applicable underlying stock. Greater expected volatility with respect to a Note’s underlying stock reflects a higher expectation as of the trade date that a stock could fall below its trigger price over the term of the Note. This greater expected risk will generally be reflected in a higher coupon payable on such Note. A stock’s volatility, however, can change significantly over the term of the Notes. The price of the underlying stock for your Note could fall sharply, which could result in a significant loss of principal.
♦	Single Stock Risk — The price of the applicable underlying stock can rise or fall sharply due to factors specific to the underlying stock and issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions, and other events, and by general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
♦	There may be little or no secondary market for the Notes — No offering of the Notes will be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Notes may not develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.
♦	Owning the Notes is not the same as owning the applicable underlying stock — The return on your Notes may not reflect the return you would realize if you actually owned the applicable underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the applicable underlying stock over the term of your Notes. Furthermore, the applicable underlying stock may appreciate substantially during the observation period and you will not participate in such appreciation unless the closing price of the applicable underlying stock falls below the trigger price at least once during the observation period. Moreover, you will only participate in the appreciation in these circumstances if the market price of the underlying stock on the maturity date is greater than the initial price.
♦	Credit of UBS — An investment in the Notes is subject to the credit risk of UBS, and the actual and perceived creditworthiness of UBS may affect the market value of the Notes.
♦	Price prior to maturity — The market price of your Notes will be influenced by many unpredictable and interrelated factors, including the market price of the applicable underlying stock and the expected price volatility of the underlying stock, the dividend rate on the underlying stock, the time remaining to the maturity of your Notes, interest rates, geopolitical conditions, economic, financial and political, regulatory or judicial events.
♦	Impact of fees on secondary market prices — Generally, the market price of the Notes in the secondary market is likely to be lower than the initial public offering price of the Notes, since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.
♦	Potential UBS impact on market price of underlying stock — Trading or transactions by UBS or its affiliates in the applicable underlying stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the applicable underlying stock may adversely affect the market price of the applicable underlying stock and, therefore, the market value of your Notes.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the applicable underlying stock, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the closing price on any trading day has fallen below the applicable trigger price and accordingly the payment at maturity on your Notes. The calculation agent may postpone the maturity date if a market disruption event occurs and is continuing on the final valuation date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates have recently published research or other opinions that may be inconsistent with the investment view implicit in each of the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying stock to which the Notes are linked.
♦	Antidilution adjustments — Although the calculation agent will adjust the amount payable at maturity by adjusting the number of shares of the underlying stock that may be delivered for certain corporate events affecting the underlying stock or the underlying issuer, such as stock splits and stock dividends, and certain other actions involving the applicable underlying stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the applicable underlying stock. If an event occurs that does not require the calculation agent to adjust the number of shares of underlying stock that may be delivered at maturity, the market value of your Notes and the payment at maturity may be materially and adversely affected.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section above entitled “What Are the Tax Consequences of the Notes?” and the section entitled “Supplemental U.S. Tax Considerations” on page PS-31 of the YONCP product supplement and consult your tax advisor about your tax situation.

Hypothetical Examples

Hypothetical Examples — Note Returns at Maturity

The following examples illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	1 year
Coupon per annum:	10% (or $1.25 per quarter)
Initial price of the applicable underlying stock:	$50.00 per share
Trigger price:	$37.50 (75% of the initial price)
Principal amount:	$50.00 per Note (set equal to the initial price)
Dividend yield on the underlying stock**:	1%
*	Actual coupon and terms for each Note to be set on the trade date.
**	Full annual dividend yield assumed received by holders of the stock during the term of the Notes.

Scenario #1: The closing price of the stock never falls below the trigger price of $37.50 during the observation period.

Since the closing price of the underlying stock did not fall below the trigger price of $37.50 on any trading day during the observation period, principal is protected and you will receive at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the stock if the price appreciation of the stock (plus dividends, if any) is less than 10%.

If the closing price of the underlying stock on the final valuation date is $50.00 (no change in the price of the stock):

Payment at Maturity:	$50.00
Coupons:	5.00	($1.25 × 4 = $5.00)
Total	$55.00
Total Return on the Notes:	10%

In this example, the total return on the Notes is 10% while the total return on the stock is 1% (including dividends).

If the closing price of the underlying stock on the final valuation date is $65.00 (an increase of 30%):

Payment at Maturity:	$50.00
Coupons:	5.00	($1.25 × 4 = $5.00)
Total	$55.00
Total Return on the Notes:	10%

In this example, the total return on the Notes is 10% while the total return on the stock is 31% (including dividends).

If the closing price of the underlying stock on the final valuation date is $40.00 (a decrease of 20%):

Payment at Maturity:	$50.00
Coupons:	5.00	($1.25 × 4 = $5.00)
Total	$55.00
Total Return on the Notes:	10%

In this example, the total return on the Notes is 10% while the total return on the stock is a decline of 19% (including dividends).

Scenario #2: The closing price of the stock falls below the trigger price of $37.50 during the observation period.

Since the closing price of the underlying stock fell below the trigger price of $37.50 on one or more trading days during the observation period, you will receive at maturity one share of the underlying stock for every Note you hold. The value received at maturity and the total return on the Notes at that time depends on the closing price of the underlying stock on the maturity date.

If the closing price of the underlying stock on the final valuation date is $35.00 (a decline of 30%):

Value of share received:	$35.00
Coupons:	5.00	($1.25 × 4 = $5.00)
Total	$40.00
Total return on the Notes:	-20%

In this example, the total return on the Notes is a loss of 20% while the total return on the stock is a loss of 29% (including dividends).

If the closing price on the final valuation date is $42.00 (a decline of 16%):

Value of share received:	$42.00
Coupons:	5.00	($1.25 × 4 = $5.00)
Total	$47.00
Total return on the Notes:	-6%

In this example, the total return on the Notes is a loss of 6% while the total return on the stock is a loss of 15% (including dividends).

If the closing price on the final valuation date is $55.00 (an increase of 10%):

Value of share received:	$55.00
Coupons:	5.00	($1.25 × 4 = $5.00)
Total	$60.00
Total return on the Notes:	20%

In this example, the total return on the Notes is 20% while the total return on the stock is 11% (including dividends).

Hypothetical Return Table of the Notes at Maturity

The table below is based on the following assumptions*:

Term:	1 year
Coupon per annum:	10% (or $1.25 per quarter)
Initial price:	$50.00 per share
Trigger price:	$37.50 (75% of the initial price)
Principal amount:	$50.00 per Note (set equal to the initial price)
Dividend yield on the underlying stock**:	1%
*	Actual coupon and terms for each Note to be set on the trade date.
**	Full annual dividend yield assumed received by holders of the stock during the term of the Notes.

Underlying Stock			Trigger Event Does Not Occur(1)		Trigger Event Occurs(2)
Final Stock Price(3)	Stock Price Return	Total Return at Maturity(4)	Payment at Maturity	Total Return at Maturity(5)	Payment at Maturity(6)	Total Return at Maturity
$75.00	50%	51%	$55.00	10%	$80.00	60%
$72.50	45%	46%	$55.00	10%	$77.50	55%
$70.00	40%	41%	$55.00	10%	$75.00	50%
$67.50	35%	36%	$55.00	10%	$72.50	45%
$65.00	30%	31%	$55.00	10%	$70.00	40%
$62.50	25%	26%	$55.00	10%	$67.50	35%
$60.00	20%	21%	$55.00	10%	$65.00	30%
$57.50	15%	16%	$55.00	10%	$62.50	25%
$55.00	10%	11%	$55.00	10%	$60.00	20%
$52.50	5%	6%	$55.00	10%	$57.50	15%
$50.00	0%	1%	$55.00	10%	$55.00	10%
$47.50	-5%	-4%	$55.00	10%	$52.50	5%
$45.00	-10%	-9%	$55.00	10%	$50.00	0%
$42.50	-15%	-14%	$55.00	10%	$47.50	-5%
$40.00	-20%	-19%	$55.00	10%	$45.00	-10%
$37.50	-25%	-24%	$55.00	10%	$42.50	-15%
$35.00	-30%	-29%	n/a	n/a	$40.00	-20%
$32.50	-35%	-34%	n/a	n/a	$37.50	-25%
$30.00	-40%	-39%	n/a	n/a	$35.00	-30%
$27.50	-45%	-44%	n/a	n/a	$32.50	-35%
$25.00	-50%	-49%	n/a	n/a	$30.00	-40%
$22.50	-55%	-54%	n/a	n/a	$27.50	-45%
(1)	A trigger event does not occur if the closing price of the underlying stock never falls below the trigger price on any trading day during the observation period.
(2)	A trigger event occurs if the closing price of the underlying stock falls below the trigger price on at least one trading day during the observation period.
(3)	The Final Stock Price is as of the Final Valuation Date.
(4)	The total return at maturity on the underlying stock includes a 1% cash dividend payment.
(5)	The total return at maturity on the Notes includes coupon payments.
(6)	Payment will consist, in part, of underlying stock valued as of the Final Valuation Date.
Information about the Underlying Stocks

Included on the following pages is a brief description of the underlying issuers of each of the respective underlying stocks. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the underlying stocks. The information given below is for the four calendar quarters in each of 2003, 2004, 2005, 2006 and the first three calendar quarters of 2007. Partial data is provided for the fourth calendar quarter of 2007. We obtained the closing price information set forth below from Bloomberg, L.P. without independent verification. You should not take the historical prices of the underlying stocks as an indication of future performance.

Each of the underlying stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the underlying stocks with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the respective issuers of the underlying stocks under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Alcoa Inc.

According to publicly available information, Alcoa, Inc. (“Alcoa”) is the world’s leading producer of primary aluminum, fabricated aluminum and alumina, and is active in all major aspects of the industry: technology, mining, refining, smelting, fabricating and recycling. In addition, Alcoa produces non-aluminum products including precision castings, industrial fasteners, consumer products, food service, flexible packaging products, plastic closures and electrical distribution systems. Information filed by Alcoa with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03610, or its CIK Code: 0000004281. Alcoa’s website is http://www.alcoa.com. Alcoa’s common stock is listed on the New York Stock Exchange under the ticker symbol “AA.”

Historical Information

The following table sets forth the quarterly high and low closing prices for Alcoa’s common stock, based on daily closing prices on the primary exchange for Alcoa, as reported by Bloomberg L.P. Alcoa’s market price on November 26, 2007 was $34.88.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2003	3/31/2003	$24.38	$18.57	$19.38
4/1/2003	6/30/2003	$26.60	$19.41	$25.50
7/1/2003	9/30/2003	$29.18	$24.19	$26.16
10/1/2003	12/31/2003	$38.91	$26.69	$38.00
1/2/2004	3/31/2004	$38.78	$33.12	$34.69
4/1/2004	6/30/2004	$36.50	$28.70	$33.03
7/1/2004	9/30/2004	$33.59	$29.54	$33.59
10/1/2004	12/31/2004	$34.64	$30.43	$31.42
1/3/2005	3/31/2005	$32.12	$28.37	$30.39
4/1/0205	6/30/2005	$31.61	$26.09	$26.13
7/1/2005	9/30/2005	$29.77	$23.36	$24.42
10/3/2005	12/30/2005	$29.65	$22.54	$29.57
1/3/2006	3/31/2006	$32.03	$28.78	$30.56
4/3/2006	6/30/2006	$36.59	$28.95	$32.36
7/3/2006	9/29/2006	$33.55	$27.10	$28.04
10/2/2006	12/29/2006	$31.18	$26.60	$30.01
1/3/2007	3/30/2007	$35.36	$28.48	$33.90
4/2/2007	6/29/2007	$41.88	$33.95	$40.53
7/2/2007	9/28/2007	$47.35	$31.92	$39.12
10/1/2007*	11/26/2007*	$40.43*	$34.88*	$34.88*
*	As of the date of this Pricing Supplement available information for the fourth calendar quarter of 2007 includes data for the period from October 1, 2007 through November 26, 2007. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2007.

The graph below illustrates the performance of Alcoa’s common stock from September 30, 1997 through November 26, 2007, based on information from Bloomberg L.P. The dotted line represents a hypothetical trigger price, equal to 75% of the closing price on November 26, 2007. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

American Express Co.

According to publicly available information, American Express Co. (“American Express”) is a leading global payments, network and travel company that offers its products and services throughout the world. Information filed by American Express with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-07657, or its CIK Code: 0000004962. American Express’s website is http://www.americanexpress.com. American Express’s common stock is listed on the New York Stock Exchange under the ticker symbol “AXP.”

Historical Information

The following table sets forth the quarterly high and low closing prices for American Express’s common stock, based on daily closing prices on the primary exchange for American Express, as reported by Bloomberg L.P. American Express’s closing price on November 26, 2007 was $53.54.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2003	3/31/2003	$33.74	$27.56	$29.09
4/1/2003	6/30/2003	$39.03	$29.43	$36.60
7/1/2003	9/30/2003	$41.21	$37.00	$39.44
10/1/2003	12/31/2003	$42.90	$38.45	$42.22
1/2/2004	3/31/2004	$47.02	$41.75	$45.39
4/1/2004	6/30/2004	$46.03	$42.14	$44.98
7/1/2004	9/30/2004	$45.07	$42.11	$45.05
10/1/2004	12/31/2004	$49.82	$44.77	$49.34
1/3/2005	3/31/2005	$49.68	$44.01	$44.97
4/1/2005	6/30/2005	$48.14	$43.60	$46.59
7/1/2005	9/30/2005	$52.05	$46.39	$50.28
10/3/2005	12/30/2005	$52.84	$47.15	$51.46
1/3/2006	3/31/2006	$54.87	$51.40	$52.55
4/3/2006	6/30/2006	$54.78	$51.00	$53.22
7/3/2006	9/29/2006	$56.08	$50.62	$56.08
10/2/2006	12/29/2006	$61.90	$56.52	$60.67
1/3/2007	3/30/2007	$60.36	$54.75	$56.40
4/2/2007	6/29/2007	$65.07	$55.96	$61.18
7/2/2007	9/28/2007	$65.55	$56.74	$59.37
10/1/2007*	11/26/2007*	$63.23*	$53.54*	$53.54*
*	As of the date of this Pricing Supplement available information for the fourth calendar quarter of 2007 includes data for the period from October 1, 2007 through November 26, 2007. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2007.

The graph below illustrates the performance of American Express’s common stock from September 30, 1997 through November 26, 2007, based on information from Bloomberg L.P. The dotted line represents a hypothetical trigger price, equal to 75% of the closing price on November 26, 2007. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Boeing Co.

According to publicly available information, Boeing Co. (“Boeing”), together with its subsidiaries, is one of the world’s major aerospace firms. Boeing operates in five basic segments: Commercial Airplanes, three segments that comprise its Integrated Defense Systems business (Precision Engagement and Mobility Systems, Network and Space Systems and Support Systems) and Boeing Capital Corporation. Boeing’s other segment classification principally includes Engineering, Operations and Technology (formerly, Boeing Technology), an advanced research and development organization focused on innovative technologies, improved processes and the creation of new products. Information filed by Boeing with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-00442, or its CIK Code: 0000012927. Boeing’s website is http://www.boeing.com. Boeing’s common stock is listed on the New York Stock Exchange under the ticker symbol “BA.”

Historical Information

The following table sets forth the quarterly high and low closing prices for Boeing’s common stock, based on daily closing prices on the primary exchange for Boeing, as reported by Bloomberg L.P. Boeing’s closing price on November 26, 2007 was $90.07.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2003	3/31/2003	$34.30	$25.06	$25.06
4/1/2003	6/30/2003	$36.41	$25.67	$34.32
7/1/2003	9/30/2003	$38.37	$31.22	$34.33
10/1/2003	12/31/2003	$42.28	$35.33	$42.14
1/2/2004	3/31/2004	$44.60	$38.68	$41.07
4/1/2004	6/30/2004	$51.30	$40.55	$51.09
7/1/2004	9/30/2004	$55.15	$47.00	$51.62
10/1/2004	12/31/2004	$55.26	$48.96	$51.77
1/3/2005	3/31/2005	$58.79	$49.64	$58.46
4/1/2005	6/30/2005	$66.00	$56.92	$66.00
7/1/2005	9/30/2005	$67.95	$62.41	$67.95
10/3/2005	12/30/2005	$71.49	$64.05	$70.24
1/3/2006	3/31/2006	$79.18	$66.50	$77.93
4/3/2006	6/30/2006	$88.94	$76.98	$81.91
7/3/2006	9/29/2006	$83.75	$72.80	$78.85
10/2/2006	12/29/2006	$91.10	$79.14	$88.84
1/3/2007	3/30/2007	$91.71	$85.43	$88.91
4/2/2007	6/29/2007	$100.59	$89.97	$96.16
7/2/2007	9/28/2007	$107.23	$92.74	$104.99
10/1/2007*	11/26/2007*	$106.65*	$87.41*	$90.07*
*	As of the date of this Pricing Supplement available information for the fourth calendar quarter of 2007 includes data for the period from October 1, 2007 through November 26, 2007. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2007.

The graph below illustrates the performance of Boeing’s common stock from September 30,1997 through November 26, 2007, based on information from Bloomberg L.P. The dotted line represents a hypothetical trigger price, equal to 75% of the closing price on November 26, 2007. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Target Corp.

According to publicly available information, Target Corp. (“Target”) engages in the operation of general merchandise and food discount stores in the United States. It offers an assortment of general merchandise, including consumables and commodities; electronics, entertainment, sporting goods and toys; apparel and accessories; and home furnishings and decor; as well as a line of food items. Information filed by Target with the SEC under the Exchange Act can be located by reference to its SEC file number: 333-139870, or its CIK Code: 0000027419. Target’s website is http://www.target.com. Target’s common stock is listed on the New York Stock Exchange under the ticker symbol “TGT.”

Historical Information

The following table sets forth the quarterly high and low closing prices for Target’s common stock, based on daily closing prices on the primary exchange for Target, as reported by Bloomberg L.P. Target’s closing price on November 26, 2007 was $55.22.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2003	3/31/2003	$31.42	$26.06	$29.26
4/1/2003	6/30/2003	$38.00	$29.15	$37.84
7/1/2003	9/30/2003	$41.54	$37.39	$37.63
10/1/2003	12/31/2003	$40.67	$37.12	$38.40
1/2/2004	3/31/2004	$45.63	$37.05	$45.04
4/1/2004	6/30/2004	$46.43	$41.75	$42.47
7/1/2004	9/30/2004	$46.25	$40.42	$45.25
10/1/2004	12/31/2004	$52.43	$46.02	$51.93
1/3/2005	3/31/2005	$52.50	$48.50	$50.02
4/1/2005	6/30/2005	$55.93	$46.28	$54.41
7/1/2005	9/30/2005	$59.98	$50.84	$51.93
10/3/2005	12/30/2005	$58.85	$51.24	$54.97
1/3/2006	3/31/2006	$55.80	$51.18	$52.01
4/3/2006	6/30/2006	$54.71	$47.60	$48.87
7/3/2006	9/29/2006	$56.24	$45.28	$55.25
10/2/2006	12/29/2006	$59.75	$56.03	$57.05
1/3/2007	3/30/2007	$64.32	$57.27	$59.26
4/2/2007	6/29/2007	$64.40	$57.31	$63.60
7/2/2007	9/28/2007	$70.14	$58.11	$63.57
10/1/2007*	11/26/2007*	$67.57*	$51.69*	$55.22*
*	As of the date of this Pricing Supplement available information for the fourth calendar quarter of 2007 includes data for the period from October 1, 2007 through November 26, 2007. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2007.

The graph below illustrates the performance of Target’s common stock from September 30, 1997 through November 26, 2007, based on information from Bloomberg L.P. The dotted line represents a hypothetical trigger price, equal to 75% of the closing price on November 26, 2007. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of September 30, 2007 (unaudited)	CHF	USD
	(in millions)
Debt
Short term debts issued(1)	230,869	198,310
Long term debt issued(1)	191,385	164,395
Total Debt issued(1)	422,254	362,705
Minority Interest(2)	6,160	5,291
Shareholders' equity	48,229	41,427
Total capitalization	476,643	409,424
(1)	includes Money Market Paper and Medium Term Notes as per Balance sheet position based on remaining maturities (split in short and long term is available only quarterly)
(2)	includes Trust preferred securities

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.85897 (the exchange rate in effect as of September 30, 2007).

Maturity Date

The maturity date for your Notes will be November 24, 2008, and the final valuation date will be November 28, 2008. The calculation agent may postpone the final valuation date if a market disruption event occurs or is continuing on the scheduled final valuation date. In such a case, the maturity date will be postponed to maintain the same number of business days between the final valuation date and the maturity date as existed prior to the postponement of the final valuation date. We describe market disruption events under ``General Terms of the Notes — Market Disruption Event” in the YONCP Product Supplement. In no event, however, will the final valuation date – and therefore the maturity date – for the Notes be postponed by more than ten business days.

Supplemental Plan of Distribution

We expect to deliver each offering of the Notes against payment on or about the fourth business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the trade date will be required, by virtue of the fact that each Note initially will settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.

Annex

The following supplements the summary entitled “What Are the Tax Consequences of the Notes?” in this pricing supplement and the discussion under “Supplemental U.S. Tax Considerations” in the YONCP product supplement and is subject to the limitations expressed therein. This Annex sets forth formulas for investors to use in determining the amount of capital gain, capital loss and ordinary income that they will recognize upon either maturity of the Notes or a sale, exchange, or retirement of the Notes prior to maturity.

The tax consequences described below are not binding on the IRS or a court and are the result of only one of several possible reasonable treatments of the Notes for U.S. federal income tax purposes. Although there are other possible treatments, we and, by purchasing the Notes, you agree to treat the Notes for all U.S. federal income tax purposes according to the treatment described in this pricing supplement and the YONCP product supplement. No statutory, judicial or administrative authority directly addresses the treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and we do not plan to request a ruling from the IRS. Significant aspects of the U.S. federal income tax consequences of an investment in the Notes are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein. We do not provide tax advice. Accordingly, you are urged to consult your own tax advisor regarding the U.S. federal income tax treatment of an investment in the Notes (including alternative treatments). The formulas below assume that the treatment described in this pricing supplement and YONCP product supplement is respected.

Defined Terms as Used in this Annex:

“Accrued Bond Discount” is equal to the portion of the Bond Discount accrued prior to the maturity, sale, exchange or retirement of a Note. Accrued Bond Discount is equal to zero for an initial purchaser.

“Accrued Bond Discount Included” is equal to the portion of the Bond Discount accrued prior to the maturity, sale, exchange or retirement of a Note that has been included in income. Accrued Bond Discount Included is equal to zero for an initial purchaser.

“Accrued Coupon at Purchase” is equal to the amount labeled “Accrued Interest” on your confirmation of purchase divided by Quantity Purchased. Accrued Coupon at Purchase is equal to zero for an initial purchaser.

“Accrued Coupon at Sale” is equal to either (i) if you have received one or more coupon payments with respect to a Note, the amount labeled “Accrued Interest” in your confirmation of sale, divided by Quantity Sold or (ii) if you have not received a coupon payment, the amount computed in the immediately preceding clause (i), reduced by your Accrued Coupon at Purchase.

“Accrued Interest at Sale (or Purchase)” is equal to Accrued Coupon at Sale (or Purchase) multiplied by (Debt Instrument Interest Rate per Annum/Coupon per Annum).

“Accrued Option Premium at Sale (or Purchase)” is equal to Accrued Coupon at Sale (or Purchase) – Accrued Interest at Sale (or Purchase).

“Aggregate Option Premium Received” is the total amount of all payments of Option Premium received by you on a Note during the period you held the Note.

“Amortized Bond Premium” is equal to the portion of any Bond Premium on a Note that you have amortized pursuant to an election filed with the IRS. Amortized Bond Premium is equal to zero for an initial purchaser.

“Bond Discount” is equal to the greater of (Initial Price – Debt Purchase Amount) and zero for a secondary purchaser, and is equal to zero if this amount is less than 1/4 of 1% of the Initial Price multiplied by the number of complete years remaining from the date of your purchase to maturity. Bond Discount is equal to zero for an initial purchaser.

“Adjusted Bond Discount” is equal to zero if (Debt Purchase Amount + Accrued Bond Discount Included) equals or exceeds Debt Sale Amount, and otherwise is equal to the lesser of (Accrued Bond Discount – Accrued Bond Discount Included) and (Debt Sale Amount – Debt Purchase Amount – Accrued Bond Discount Included). Adjusted Bond Discount is equal to zero for an initial purchaser.

“Bond Premium” is equal to the greater of (Debt Purchase Amount – Initial Price) and zero for a secondary purchaser, and is equal to zero for an initial purchaser.

“Coupon per Annum” is provided with respect to each offering on page 4 of this pricing supplement.

“Debt Instrument Interest Rate per Annum” is provided with respect to each offering on page 4 of this pricing supplement.

“Debt Purchase Amount” is equal to Initial Price for an initial purchaser, and is equal to Bond Value x Initial Price for a secondary purchaser. “Bond Value” will be provided on a secondary purchaser’s confirmation of purchase and is the value of the debt instrument expressed as a percentage of the Initial Price of your Notes. The “Bond Value” may exceed 100%.

“Debt Sale Amount” is equal to Bond Value x Initial Price. “Bond Value” will be provided on your confirmation of sale and is the value of the Debt Instrument expressed as a percentage of the Initial Price of your Notes. The “Bond Value” may exceed 100%.

“Initial Price” is provided with respect to each offering on page 1 of this pricing supplement.

“Option Premium” is equal to the amount of a coupon with respect to a Note multiplied by (Option Premium per Annum/Coupon per Annum).

“Option Premium per Annum” is provided with respect to this offering on page 4 of this pricing supplement.

“Option Purchase Amount” is equal to Purchase Price – Debt Purchase Amount + Accrued Option Premium at Purchase, and may be positive or negative. The “Purchase Price” will be labeled “Price” on a secondary purchaser’s confirmation of purchase. The Option Purchase Amount is equal to zero for an initial purchaser.

“Option Sale Amount” is equal to Sale Price - Debt Sale Amount + Accrued Option Premium at Sale. The “Sale Price” will be labeled “Price” on your confirmation of sale. The Option Sale Amount may be positive or negative.

“Quantity at Maturity” is the number of Notes with respect to this offering held by you at maturity.

“Quantity Purchased” will be labeled “Quantity” on your confirmation of purchase.

“Quantity Sold” will be labeled “Quantity” on your confirmation of sale.

At Maturity

If the Notes are held to maturity, you will have the following outcomes, as applicable:

1)	Short-term capital gain. If you receive a cash payment of the principal amount of the Notes (plus the final coupon payment), you will recognize short-term capital gain on the option portion of the Notes, which should be equal to:
•	(Aggregate Option Premium Received – Option Purchase Amount) x Quantity at Maturity.
2)	No tax event with respect to stock. If you receive shares of the applicable underlying stock, the receipt of those shares will not be a taxable event, except to the extent of cash received in lieu of fractional shares and except, as provided below, with respect to secondary purchasers. The basis in the shares received should be equal to:
•	(Debt Purchase Amount + Option Purchase Amount – Aggregate Option Premium Received + Bond Discount – Amortized Bond Premium) x Quantity at Maturity.

Your holding period in the shares will begin on the day after receipt. If you receive cash in lieu of a fractional share of the applicable underlying stock, you will recognize short-term capital gain or loss in an amount equal to the difference between the amount of cash you receive and your basis (as determined above) in the fractional share.

3)	Potential Capital Loss for Secondary Purchasers. If you are a secondary purchaser and you have a positive amount of Bond Premium, you will recognize capital loss equal to:
•	(Debt Purchase Amount – Amortized Bond Premium – Initial Price) x Quantity at Maturity.

This capital loss will be long-term capital loss if you have held the Notes for more than one year and otherwise will be short-term capital loss.

4)	Potential Ordinary Income for Secondary Purchasers. If you are a secondary purchaser, you will recognize ordinary income equal to:
•	(Accrued Bond Discount – Accrued Bond Discount Included) x Quantity at Maturity.

Sale, Exchange or Retirement of the Notes Prior to Maturity

Upon a sale, exchange or retirement of the Notes prior to maturity, you will recognize the following amounts, as applicable:

1)	Ordinary income. You will recognize ordinary income with respect to any accrued but unpaid interest on the debt portion of the Notes and, to the extent of any gain on the debt portion of the Notes, in respect of any Accrued Bond Discount, equal in the aggregate to:
•	(Accrued Interest at Sale + Adjusted Bond Discount) x Quantity Sold.
2)	Capital gain or loss with respect to the debt portion. You will recognize capital gain or loss with respect to the debt portion of the Notes, equal to:
•	(Debt Sale Amount – Debt Purchase Amount – Accrued Bond Discount Included – Adjusted Bond Discount + Amortized Bond Premium) x Quantity Sold.

This capital gain or loss will be long-term capital gain or loss if you have held the Notes for more than one year, and otherwise will be short-term capital gain or loss.

3)	Short-term capital gain or loss with respect to the option portion. You will recognize short-term capital gain or loss with respect to the option portion of the Notes, equal to:
(a)	The amount of the sales price allocable to the option, which should be equal to:
•	(Option Sale Amount – Option Purchase Amount) x Quantity Sold; plus
(b)	The amounts of Option Premium you received, equal to:
•	Aggregate Option Premium Received x Quantity Sold.